Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2021 THIRD QUARTER FINANCIAL RESULTS

AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (October 29, 2021) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, announced its third quarter 2021 results and quarterly dividend. On October 28, 2021, the Board of Directors announced a quarterly common stock cash dividend of $0.28 per common share, payable on November 19, 2021, to shareholders on record on November 8, 2021. Select highlights for the third quarter include:

•	Net income of $2.9 million
•	Deposit growth of $31.3 million
•	Basic and diluted earnings per share of $0.83
•	Loan activity:
▪	PPP forgiveness - $19.3 million
▪	Sales - $29.8 million
▪	Net growth - $45.8 million

Brandon Lorey, President and CEO, stated “Against the headwinds of over $19 million in PPP runoff, Eagle Financial Services delivered record net loan growth of $46 million (excluding PPP growth in Q2 2020) or 14% annualized with core deposit growth at 11% (annualized). The Bank remains poised for continued organic loan and deposit growth through its newly opened Loan Production Office in Frederick Maryland alongside the continued growth in Loudoun, Clarke, Frederick (VA), and Winchester. We remain focused on growing our fee income capabilities through continued loan sales, fee restructuring, and growth within the Eagle Investment Group which saw an increase in Assets Under Management (AUM) of over $169 million (91% over June 2021) during the quarter. I would like to thank our employees for their continued focus on serving the financial needs of our customers as we maneuver through 2021.

Income Statement Review

Net income for the quarter ended September 30, 2021 was $2.9 million reflecting a decrease of 4.3% from the quarter ended June 30, 2021 and a decrease of 15.6% from the quarter ended September 30, 2020. The decrease from both periods was mainly driven by increases in noninterest expenses as the Company continues to invest in its employees and other resources as it continues to grow.  Net income was $3.0 million for the three-month period ended June 30, 2021 and $3.4 million for the quarter ended September 30, 2020.

Net interest income for the quarters ended September 30, 2021 and June 30, 2021 was $10.4 million and $10.0 million, respectively. Net interest income was $9.5 million for the quarter ended September 30, 2020.  The increase in net interest income from the quarters ended June 30, 2021 and September 30, 2020 resulted primarily from growth in the Company’s loan portfolio and reduced interest expense on deposit accounts.

Total loan interest income was $10.0 million and $9.7 million for the quarters ended September 30, 2021 and June 30, 2021, respectively.  Total loan interest income was $9.3 million for the quarter ended September 30, 2020. Total loan interest income increased $737 thousand or 7.9% from the quarter ended September 30, 2020 to the quarter ended September 30, 2021. Average loans for the quarter ended September 30, 2021 were $902.8 million compared to $798.4 million for the quarter ended

September 30, 2020.  The tax equivalent yield on average loans for the quarter ended September 30, 2021 was 4.42%, a decrease of five basis points from the quarter ended June 30, 2021 and down 23 basis points from the 4.65% average yield for the same time period in 2020. The majority of this decrease in yield can be attributed to the SBA Paycheck Protection Program ("PPP") loans. The average balance of SBA PPP loans outstanding during the quarter ended September 30, 2021 was $50.9 million.  These loans have a 1.00% interest rate, which is much lower than the existing portfolio's yield. Fee income and interest income earned on SBA PPP loans during the nine months ended September 30, 2021 were $2.2 million and $174 thousand, respectively.

Interest and dividend income from the investment portfolio was $707 thousand for the quarter ended September 30, 2021 compared to $649 thousand for the quarter ended June 30, 2021. Interest income and dividend income from the investment portfolio was $830 thousand for the quarter ended September 30, 2020. Average investments for the quarter ended September 30, 2021 were $179.5 million compared to $175.5 million for the quarter ended June 30, 2021. Average investments were $144.1 million for the quarter ended September 30, 2020. The tax equivalent yield on average investments for the quarter ended September 30, 2021 was 1.62%, up seven basis points from 1.55% for the quarter ended June 30, 2021 and down 78 basis points from 2.40% for the quarter ended September 30, 2020.

Total interest expense was $383 thousand for the three months ended September 30, 2021 and $434 thousand and $683 thousand for three months ended June 30, 2021 and September 30, 2020, respectively. The decrease in interest expense resulted from the reduction in interest rates paid on deposit accounts. The average cost of interest-bearing liabilities decreased four and 25 basis points when comparing the quarter ended September 30, 2021 to the quarters ended June 30, 2021 and  September 30, 2020, respectively. The average balance of interest-bearing liabilities increased $28.8 million from the quarter ended June 30, 2021 to the quarter ended September 30, 2021. The average balance of interest-bearing liabilities increased $102.3 million from the quarter ended September 30, 2020 to the same period in 2021.

The net interest margin was 3.56% for the quarter ended September 30, 2021. For the quarters ended June 30, 2021 and September 30, 2020, the net interest margin was 3.56% and 3.86%, respectively. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $2.9 million for the quarter ended September 30, 2021, which represented an increase of $231 thousand or 8.7% from the $2.7 million for the three months ended June 30, 2021. The increase was driven mostly by the increase of $127 thousand in gain on sale of loans held for sale recognized during the quarter ended September 30, 2021.   Noninterest income for the quarter ended September 30, 2020 was $2.2 million. The increase between the quarters ended September 30, 2021 and September 30, 2020 was driven by several factors included the gain on sale of loans held for sale as well as increases in ATM fee income. In addition, income from fiduciary activities increased $122 or 32.0% due to an increase in assets under management during the third quarter of 2021. These increases were partially offset by loss on sale of AFS securities.

Noninterest expense increased $796 thousand, or 9.1%, to $9.5 million for the quarter ended September 30, 2021 from $8.7 million for the quarter ended June 30, 2021.  Noninterest expense was $7.5 million for the quarter ended September 30, 2020, representing an increase of $2.1 million or 27.6% when comparing to the quarter ended September 30, 2021 to the quarter ended September 30, 2020. Much of this increase resulted from the increase in salaries and benefits expenses. Annual pay increases, newly hired employees, incentive plan accruals and increased insurance costs have attributed to these increases. The number of full-time equivalent employees (FTEs) has increased from 191 and 213 at September 30, 2020 and June 30, 2021, respectively, to 215 at September 30, 2021.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $5.4 million or 0.44% of total assets at June 30, 2021 to $3.7 million or 0.30% of total assets at September 30, 2021. This decrease resulted from one nonaccrual loan totalling $774 thousand paying off during the quarter ended September 30, 2021. In addition, two OREO properties were sold and one loan past due 90 days and still accruing paid off during the quarter ended September 30, 2021. Nonperforming assets were $4.7 million at September 30, 2020.  Total nonaccrual loans were $3.5 million at September 30, 2021 and $4.4 million at June 30, 2021. Nonaccrual loans were $4.3 million at September 30, 2020. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans.  Other real estate owned was at $193 thousand at September 30, 2021 and $423 thousand at June 30, 2021.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At September 30, 2021, the Company had 17 troubled debt restructurings totalling $2.7 million. Approximately $1.9 million or 14 loans are performing loans, while the remaining loans are on non-accrual status. At June 30, 2021, the Company had 17 troubled debt restructurings totaling $2.8 million. Approximately $2.0 million or 14 loans were performing loans, while the remaining loans were on non-accrual status.

The Company realized $50 thousand in net recoveries for the quarter ended September 30, 2021 versus $58 thousand in net recoveries for the three months ended June 30, 2021. During the three months ended September 30, 2020, $196 thousand in net recoveries were recognized. The amount of provision for loan losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company recorded a provision for loan losses of $300 thousand for the quarter ended September 30, 2021. The Company recognized provision for loan losses of $284 thousand and $100 thousand for the quarters ended June 30, 2021 and September 30, 2020, respectively. The provision for the quarters ended September 30, 2021, June 30, 2021 and September 30, 2020 resulted mostly from loan growth during the quarter. The ratio of allowance for loan losses to total loans was 0.91% at September 30, 2021 and 0.92% at June 30, 2021.  The ratio of allowance for loan losses to total loans was 0.83% at September 30, 2020. Excluding outstanding PPP loans, the allowance for loan losses as a percentage of total loans was 0.94% at September 30, 2021 and June 30, 2021 and 0.98% as September 30, 2020. The ratio of allowance for loan losses to total nonaccrual loans was 239.18% at September 30, 2021.  The ratio of allowance for loan losses to total nonaccrual loans was 182.71% and 155.10% at June 30, 2021 and September 30, 2020, respectively. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at September 30, 2021 were $1.25 billion, which represented an increase of $33.6 million or 2.8% from total assets of $1.22 billion at June 30, 2021. At September 30, 2020 total consolidated assets were $1.07 billion. Total loans increased $45.8 million from $878.4 million at June 30, 2021 to $924.2 million at September 30, 2021. During the quarter, $19.3 million in SBA PPP loans were forgiven and $29.8 million in loans were sold. The Company sold $6.7 million in mortgage loans on the secondary market and $23.1 million of loans from the commercial and consumer loan portfolios. These loan sales resulted in gains of $486 thousand. Total securities increased $25.0 million from $177.5 million at June 30, 2021, to $202.5 million at September 30, 2021. At September 30, 2020 total investment securities were $153.7 million and total loans were $788.9 million. The growth in total loans and total assets was largely due to regular loan portfolio growth as the Company expands lending types and markets.

Deposits and Other Borrowings

Total deposits increased $31.3 million to $1.13 billion at September 30, 2021 from $1.10 billion at June 30, 2021. At September 30, 2020 total deposits were $955.2 million.  The growth in deposits was mainly organic growth as we expand and grow into newer market areas.

The Company had no outstanding borrowings from the Federal Home Loan Bank of Atlanta at September 30, 2021, December 31, 2020 or September 30, 2020.

Equity

Shareholders’ equity was $109.8 million and $107.6 million at September 30, 2021 and June 30, 2021, respectively. Shareholders’ equity was $103.9 million at September 30, 2020. The book value of the Company at September 30, 2021 was $32.21 per common share. Total common shares outstanding were 3,449,204 at September 30, 2021. On October 28, 2021, the board of directors declared a $0.28 per common share cash dividend for shareholders of record as of November 8, 2021 and payable on November 19, 2021.

COVID-19 Impacts

The COVID-19 crisis has changed our communities, both in the way we live and the way we do business. While circumstances continue to change, the Company is continuing to work steadfastly to meet and exceed the needs of its customers, employees, and the communities in which it does business. Customers’ banking needs have continued to be fulfilled through multiple banking channels including mobile, digital, and adjusted-schedule physical.  In efforts to assist local businesses during this pandemic, the Company originated 1,372 PPP loans (through two rounds of lending), totaling $132.1 million, into the hands of our community’s small businesses. During the quarter ended September 30, 2021, $19.3 million of PPP loans were forgiven. As of September 30, 2021, $28.9 million in PPP loans are still outstanding. In addition to local small businesses, the Company worked with its consumer and commercial customers through its loan deferral program whereby customers experiencing hardships due to COVID-19 were granted a deferral in loan payments for up to 90 days. During 2020 and through the quarter ended March 31, 2021, the Company approved 256 deferrals with loan balances totalling approximately $127.5 million for its customers experiencing hardships related to COVID-19. As of September 30, 2021, all loans had begun making payments on their loans after the deferral date had passed.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the effects of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity requirements; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	3Q21	2Q21	1Q21	4Q20	3Q20
Net Income (dollars in thousands)	$2,873	$3,003	$2,862	$2,506	$3,406
Earnings per share, basic	$0.83	$0.87	$0.84	$0.74	$0.99
Earnings per share, diluted	$0.83	$0.87	$0.84	$0.74	$0.99
Return on average total assets	0.92%	1.01%	1.02%	0.91%	1.30%
Return on average total equity	10.48%	11.47%	11.04%	9.56%	13.21%
Dividend payout ratio	33.73%	31.03%	32.14%	35.14%	26.26%
Fee revenue as a percent of total revenue	16.40%	15.79%	15.62%	15.61%	15.85%
Net interest margin(1)	3.56%	3.56%	3.62%	3.63%	3.86%
Yield on average earning assets	3.69%	3.71%	3.81%	3.85%	4.14%
Rate on average interest-bearing liabilities	0.23%	0.27%	0.32%	0.40%	0.48%
Net interest spread	3.46%	3.44%	3.49%	3.45%	3.66%
Tax equivalent adjustment to net interest income (dollars in thousands)	$37	$50	$53	$56	$61
Non-interest income to average assets	0.92%	0.89%	0.86%	0.81%	0.84%
Non-interest expense to average assets	3.05%	2.95%	2.82%	2.92%	2.84%
Efficiency ratio(2)	71.31%	67.83%	66.25%	69.21%	64.43%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	3Q21	2Q21	1Q21	4Q20	3Q20
BALANCE SHEET RATIOS
Loans to deposits	81.74%	79.90%	81.93%	82.55%	84.35%
Average interest-earning assets to average-interest bearing liabilities	173.86%	176.80%	174.95%	175.23%	173.54%
PER SHARE DATA
Dividends	$0.28	$0.27	$0.27	$0.26	$0.26
Book value	32.21	31.59	30.92	31.05	30.65
Tangible book value	32.21	31.59	30.92	31.05	30.65
SHARE PRICE DATA
Closing price	$34.20	$34.10	$31.99	$29.50	$25.20
Diluted earnings multiple(1)	10.30	9.80	9.52	9.97	6.36
Book value multiple(2)	1.06	1.08	1.03	0.95	0.82
COMMON STOCK DATA
Outstanding shares at end of period	3,449,204	3,437,782	3,429,686	3,405,035	3,416,013
Weighted average shares outstanding	3,448,352	3,433,057	3,426,839	3,410,220	3,413,304
Weighted average shares outstanding, diluted	3,448,352	3,433,057	3,426,839	3,410,220	3,413,304
CAPITAL RATIOS
Total equity to total assets	8.76%	8.83%	8.87%	9.30%	9.68%
CREDIT QUALITY
Net charge-offs to average loans	(0.01)%	(0.01)%	(0.01)%	0.03%	(0.02)%
Total non-performing loans to total loans	0.38%	0.56%	0.49%	0.58%	0.53%
Total non-performing assets to total assets	0.30%	0.44%	0.41%	0.48%	0.44%
Non-accrual loans to:
total loans	0.38%	0.51%	0.49%	0.58%	0.53%
total assets	0.28%	0.36%	0.36%	0.43%	0.40%
Allowance for loan losses to:
total loans	0.91%	0.92%	0.88%	0.85%	0.83%
non-performing assets	226.79%	151.22%	160.64%	130.46%	140.10%
non-accrual loans	239.18%	182.71%	179.82%	146.85%	155.10%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$—	$500	$—	$—	$—
Non-accrual loans	3,532	4,432	4,313	4,832	4,286
Other real estate owned and repossessed assets	193	423	515	607	442
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$45	$19	$5	$300	$22
(Recoveries)	(95)	(77)	(66)	(33)	(218)
Net charge-offs (recoveries)	(50)	(58)	(61)	267	(196)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$300	$284	$599	$702	$100
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$8,098	$7,756	$7,096	$6,661	$6,365
Provision	300	284	599	702	100
Net charge-offs (recoveries)	(50)	(58)	(61)	267	(196)
Balance at the end of period	$8,448	$8,098	$7,756	$7,096	$6,661

(1)

The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)

The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 09/30/2021	Unaudited 06/30/2021	Unaudited 03/31/2021	Audited 12/31/2020	Unaudited 9/30/2020
Assets
Cash and due from banks	$68,168	$104,229	$86,916	$79,698	$63,774
Federal funds sold	240	234	234	222	270
Securities available for sale, at fair value	202,488	177,536	175,033	166,222	153,688
Loans held for sale	1,148	1,073	—	—	—
Loans, net of allowance for loan losses	914,628	869,271	867,195	829,238	799,040
Bank premises and equipment, net	18,572	18,627	18,822	18,725	18,906
Other assets	47,509	48,174	36,757	36,047	37,582
Total assets	$1,252,753	$1,219,144	$1,184,957	$1,130,152	$1,073,260
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$448,217	$441,051	$435,296	$407,576	$379,198
Savings and interest bearing demand deposits	557,804	532,269	504,775	476,864	446,687
Time deposits	124,644	126,078	127,918	128,658	129,353
Total deposits	$1,130,665	$1,099,398	$1,067,989	$1,013,098	$955,238
Federal Home Loan Bank advances	—	—	—	—	—
Other liabilities	12,286	12,144	11,904	11,980	14,139
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$1,142,951	$1,111,542	$1,079,893	$1,025,078	$969,377
Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,521	8,515	8,495	8,460	8,472
Surplus	11,750	11,426	11,021	10,811	10,862
Retained earnings	88,446	86,539	84,462	82,524	80,907
Accumulated other comprehensive income	1,085	1,122	1,086	3,279	3,642
Total shareholders' equity	$109,802	$107,602	$105,064	$105,074	$103,883
Total liabilities and shareholders' equity	$1,252,753	$1,219,144	$1,184,957	$1,130,152	$1,073,260

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Interest and Dividend Income
Interest and fees on loans	$10,049	$9,749	$9,408	$9,249	$9,312
Interest on federal funds sold	—	—	—	—	—
Interest and dividends on securities available for sale:
Taxable interest income	600	530	466	588	660
Interest income exempt from federal income taxes	96	107	118	127	142
Dividends	11	12	12	14	28
Interest on deposits in banks	26	15	12	12	8
Total interest and dividend income	$10,782	$10,413	$10,016	$9,990	$10,150
Interest Expense
Interest on deposits	$383	$434	$487	$592	$683
Total interest expense	$383	$434	$487	$592	$683
Net interest income	$10,399	$9,979	$9,529	$9,398	$9,467
Provision For Loan Losses	300	284	599	702	100
Net interest income after provision for loan losses	$10,099	$9,695	$8,930	$8,696	$9,367
Noninterest Income
Income from fiduciary activities	$503	$399	$341	$317	$381
Service charges on deposit accounts	301	241	217	246	220
Other service charges and fees	1,374	1,354	1,309	1,255	1,251
Gain on the sale of bank premises and equipment	—	—	—	5	—
(Loss) gain on sales of AFS securities	—	(52)	76	—	158
Gain on sale of loans HFS	486	359	—	—	—
Officer insurance income	145	118	105	93	102
Other operating income	72	231	379	335	104
Total noninterest income	$2,881	$2,650	$2,427	$2,251	$2,216
Noninterest Expenses
Salaries and employee benefits	$5,947	$5,310	$4,716	$4,874	$4,739
Occupancy expenses	450	413	456	380	414
Equipment expenses	246	238	224	222	282
Advertising and marketing expenses	168	198	108	198	152
Stationery and supplies	27	60	38	50	28
ATM network fees	285	312	250	272	252
Other real estate owned expenses	32	6	(1)	13	(3)
Loss (gain) on the sale of other real estate owned	26	92	10	(11)	—
FDIC assessment	169	133	107	105	75
Computer software expense	282	281	189	198	200
Bank franchise tax	199	195	189	177	178
Professional fees	289	369	460	261	188
Data processing fees	418	373	402	493	301
Other operating expenses	985	747	768	855	659
Total noninterest expenses	$9,523	$8,727	$7,916	$8,087	$7,465
Income before income taxes	$3,457	$3,618	$3,441	$2,860	$4,118
Income Tax Expense	584	615	579	354	712
Net income	$2,873	$3,003	$2,862	$2,506	$3,406
Earnings Per Share
Net income per common share, basic	$0.83	$0.87	$0.84	$0.74	$0.99
Net income per common share, diluted	$0.83	$0.87	$0.84	$0.74	$0.99

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	September 30, 2021			June 30, 2021			September 30, 2020
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$164,203	$611	1.47%	$159,246	$542	1.36%	$122,761	$688	2.23%
Tax-Exempt (1)	15,338	122	3.14%	16,237	135	3.35%	21,374	180	3.35%
Total Securities	$179,541	$733	1.62%	$175,483	$677	1.55%	$144,135	$868	2.40%
Loans:
Taxable	$893,781	$10,006	4.44%	$862,078	$9,667	4.50%	$784,302	$9,226	4.68%
Non-accrual	3,834	—	—%	4,280	—	—%	4,229	—	—%
Tax-Exempt (1)	5,191	54	4.13%	9,473	104	4.39%	9,873	109	4.40%
Total Loans	$902,806	$10,060	4.42%	$875,831	$9,771	4.47%	$798,404	$9,335	4.65%
Federal funds sold	232	—	0.12%	234	—	0.08%	254	—	0.07%
Interest-bearing deposits in other banks	83,133	26	0.12%	83,366	15	0.08%	42,740	8	0.07%
Total earning assets	$1,161,878	$10,819	3.69%	$1,130,634	$10,463	3.71%	$981,304	$10,211	4.14%
Allowance for loan losses	(8,195)			(7,862)			(6,520)
Total non-earning assets	86,862			78,573			71,375
Total assets	$1,240,545			$1,201,345			$1,046,159
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$151,624	$79	0.21%	$144,914	$79	0.22%	$112,267	$78	0.28%
Money market accounts	229,864	137	0.24%	213,311	148	0.28%	189,033	191	0.40%
Savings accounts	161,192	24	0.06%	155,065	22	0.06%	128,009	23	0.07%
Time deposits:
$250,000 and more	67,325	79	0.47%	67,706	114	0.67%	76,072	249	1.30%
Less than $250,000	58,261	64	0.43%	58,520	71	0.49%	60,096	142	0.94%
Total interest-bearing deposits	$668,266	$383	0.23%	$639,516	$434	0.27%	$565,477	$683	0.48%
Total interest-bearing liabilities	$668,266	$383	0.23%	$639,516	$434	0.27%	$565,477	$683	0.48%
Noninterest-bearing liabilities:
Demand deposits	452,122			443,397			364,473
Other Liabilities	11,392			12,265			13,664
Total liabilities	$1,131,780			$1,095,178			$943,614
Shareholders' equity	108,765			106,167			102,545
Total liabilities and shareholders' equity	$1,240,545			$1,201,345			$1,046,159
Net interest income		$10,436			$10,029			$9,528
Net interest spread			3.46%			3.44%			3.66%
Interest expense as a percent of average earning assets			0.13%			0.15%			0.28%
Net interest margin			3.56%			3.56%			3.86%

(1)	Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
GAAP Financial Measurements:
Interest Income - Loans	$10,049	$9,749	$9,408	$9,249	$9,312
Interest Income - Securities and Other Interest-Earnings Assets	733	664	608	741	838
Interest Expense - Deposits	383	434	487	592	683
Interest Expense - Other Borrowings	—	—	—	—	—
Total Net Interest Income	$10,399	$9,979	$9,529	$9,398	$9,467
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$11	$22	$22	$22	$23
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	26	28	31	34	38
Total Tax Benefit on Tax-Exempt Interest Income	$37	$50	$53	$56	$61
Tax-Equivalent Net Interest Income	$10,436	$10,029	$9,582	$9,454	$9,528